841 Putnam International Equity Fund
12/31/16 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  18,513
		Class B	  199
		Class C	  1,021
	        Class M	  246

72DD2	        Class R	  85
		Class R5  555
                Class R6  2,303
		Class Y	  3,237

73A1		Class A	  0.641
		Class B	  0.458
		Class C	  0.475
                Class M	  0.525

73A2		Class R	  0.597
		Class R5  0.715
                Class R6  0.739
		Class Y	  0.703

74U1		Class A	  29,614
		Class B	  441
		Class C	  2,182
	        Class M	  481

74U2		Class R	  136
		Class R5  804
                Class R6  3,242
                Class Y	  4,748

74V1		Class A	  20.76
		Class B	  19.84
		Class C	  20.09
                Class M	  20.24

74V2		Class R   20.42
		Class R5  21.04
                Class R6  21.06
		Class Y	  20.99


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.